BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138
North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

07/07/2020

Work Order Item Number: W2020070701505 - 681094
Filing Number: 20200768701
Filing Type: Certificate of Designation
Filing Date/Time: 07/07/2020 15:36:37 PM
Filing Page(s): 7

Indexed Entity Information:

Entity ID: E0345742015-5
Entity Name: OZOP SURGICAL CORP.
Entity Status: Active
Expiration Date: None

Commercial Registered Agent
EASTBIZ.COM, INC.
5348 VEGAS DRIVE, LAS VEGAS, NV 89108, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0345742015-5
Barbara K. Cegavske	Filing Number 20200768701
Secretary of State State Of Nevada	Filed On 07/07/2020 15:36:37 PM
	Number of Pages 7

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: OZOP SURGICAL CORP. Entity or Nevada Business Identification Number (NVID): NV20151432735
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: **Series D Preferred Stock**
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Brian Conway Signature of Officer Date: 07/07/2020

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0345742015-5
Barbara K. Cegavske	Filing Number 20200768701
Secretary of State State Of Nevada	Filed On 07/07/2020 15:36:37 PM
	Number of Pages 7

OZOP SURGICAL CORP.
(A NEVADA CORPORATION)

RESOLUTION OF THE BOARD OF DIRECTORS

The undersigned, being all of the Directors of Ozop Surgical Corp., a Nevada Corporation (the "Corporation") pursuant to the Bylaws of the Corporation and Chapter 78 of the Nevada Revised Statutes, hereby consent to the following actions of the Corporation, a copy of which shall be filed with the minutes of the Corporation:

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to amend and restate the rights and preferences of a class of preferred stock named the Series C Preferred Stock, pursuant to the attached Certificate of Designation;

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to create and designate the rights and preferences of a class of preferred stock named the Series D Preferred Stock, pursuant to the attached Certificate of Designation;

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to create and designate the rights and preferences of a class of preferred stock named the Series E Preferred Stock, pursuant to the attached Certificate of Designation;

NOW, THEREFORE, BE IT:

RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation's Certificate of Incorporation, does hereby amend and restate the rights and preferences of a class of preferred stock, named the Series C Preferred Stock, as set forth in the attached Certificate of Designation.

RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation's Certificate of Incorporation, does hereby create and designate the rights and preferences of a class of preferred stock, named the Series D Preferred Stock, as set forth in the attached Certificate of Designation.

RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation's Certificate of Incorporation, does hereby create and designate the rights and preferences of a class of preferred stock, named the Series E Preferred Stock, as set forth in the attached Certificate of Designation.

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Corporation, to take any and all actions reasonably necessary or appropriate to carry out the intent of the above resolutions, including the execution of documents and making any filings with the State of Nevada or the federal securities authorities as they deem necessary or appropriate, and that any and all actions taken by the officers in connection therewith are hereby ratified, confirmed, and approved.

This Resolution may be executed in counter parts and by facsimile and such counterparts and facsimile copies shall be conclusive evidence of the consent and ratification of the matters contained herein by the undersigned director(s).

IN WITNESS WHEREOF, I have set my hand as a member of the Board of Directors of the Corporation as of this ___ day of July 2020.

Brian P Conway
Brian Conway, Director

Filed in the Office of	Business Number E0345742015-5
Barbara K. Cegavske	Filing Number 20200768701
Secretary of State State Of Nevada	Filed On 07/07/2020 15:36:37 PM
	Number of Pages 7

CERTIFICATE OF DESIGNATION

OF

OZOP SURGICAL CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES D PREFERRED STOCK

I. DESIGNATION AND AMOUNT

There shall be a series of preferred stock designated as "Series D Convertible Preferred Stock", and the number of shares constituting such series shall be 20,000 par value $0.001. Such series is referred to herein as the "Series D Convertible Preferred Stock".

II. DIVIDENDS

The holders of the Series D Convertible Preferred Stock shall not be entitled to receive dividends.

III. CONVERSION

(a) Conversion. The holders as a group may, at any time convert all of the shares of Series D Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion, by 3.00 (the "Conversion Price").

(b) Mechanics of Conversion. To convert the Series D Convertible Preferred Stock, a holder shall: (i) email, fax (or otherwise deliver by other means resulting in notice) a copy of a fully executed notice of conversion in the form provided by the Company and (ii) within three (3) business days surrender or cause to be surrendered to the Company the certificates representing the Series D Convertible Preferred Stock being converted (the

"Preferred Stock Certificates") accompanied by duly executed stock powers and the original executed version of a notice of conversion. The date of the Company's receipt of the notice of conversion shall be the "Conversion Date".

(c) Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of common stock as are not disputed in accordance with the other provisions of this Article III. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm, acceptable to holder, via facsimile within two (2) business days of receipt of the notice of conversion. The accounting firm shall audit the calculations and notify the Company and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of common stock in accordance with this Article III.

(d) Timing of Conversion. No later than the third business day following the Conversion Date (the "Delivery Period"), provided that the Company has received prior to such date the Preferred Stock Certificates, the Company shall deliver to the holder (or at its direction) (x) that number of shares of common stock issuable upon conversion of the number of Series D Convertible Preferred Stock being converted and (y) a certificate representing the number of Series D Convertible Preferred Stock not being converted, if any. The person or persons entitled to receive shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued at such time, unless the notice of conversion is revoked as provided in Section III(e). The Delivery Period shall be extended until the business day following the date of delivery to the Company of the Preferred Stock Certificates to be converted.

(e) Revocation of notice of conversion. In addition to any other remedies which may be available to the holder, in the event the Company fails for any reason to effect delivery to the holder of certificates representing the shares of common stock receivable upon conversion of the Series D Convertible Preferred Stock by the business day following the expiration of the Delivery Period, the holder may revoke the notice of conversion by delivering a notice to such effect to the Company. Upon receipt by the Company of such a revocation notice, the Company shall immediately return the subject Preferred Stock Certificates and other conversion documents, if any, delivered by holder, to the holder, and the Company and the holder shall each be restored to their respective positions held immediately prior to delivery of the notice of conversion.

(f) Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of common stock pursuant to conversion of the Series D Convertible Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of common stock to any person other than the registered holder of the Series D Convertible Preferred Stock.

(g) No Fractional Shares. No fractional shares of common stock are to be issued upon the conversion of Series D Convertible Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount

equal to the same fraction of the Closing Bid Price on the Conversion Date of a share of common stock; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of common stock shall be rounded up to the next whole number.

(h) Electronic Transmission. In lieu of delivering physical certificates representing the common stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program (the "FAST Program"), upon request of a holder who shall have previously instructed such holder's prime broker to confirm such request to the Company's transfer agent and upon the holder's compliance with Section III(b), the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the common stock issuable upon conversion to the holder by crediting the account of holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. Subject to the foregoing, the Company will use its commercially reasonable efforts to maintain the eligibility of its common stock for the FAST Program.

IV. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

Subject to the provisions of this Article IV, the Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series D Convertible Preferred Stock a sufficient number of shares of common stock to provide for the conversion of all outstanding Series D Convertible Preferred Stock upon issuance of shares of common stock (the "Reserved Amount"). If the Reserved Amount for any ten (10) consecutive trading days (the last of such ten (10) trading days being the "Authorization Trigger Date") is less than one hundred percent (100%) of the number of shares of common stock issuable on such trading days upon conversion of the outstanding Series D Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) then the Company shall take all necessary action (including stockholder approval to authorize the issuance of additional shares of common stock) to increase the Reserved Amount to a sufficient number of shares of common stock to provide for the conversion of all outstanding Series D Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof).

V. FAILURE TO CONVERT

If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the second business day following the expiration of the Delivery Period for such conversion (said period of time being the "Extended Delivery Period"), such number of shares of common stock to which such holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any holder at any time of its intention not to issue shares of common stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount) (each of (x) and (y) being a "Conversion Default"), then the Company shall pay to the affected holder, in the case of a Conversion Default described in clause(x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Series D Convertible Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Series D Convertible Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date. "Cure Date"

means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Series D Convertible Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue common stock in satisfaction of all conversions of Series D Convertible Preferred Stock in accordance with the terms of this Certificate of Designation (provided that the Company thereafter so performs such obligations). The Company shall promptly provide each holder with notice of the occurrence of a Conversion Default with respect to any of the other holders.

VI. **REDEMPTION.** The Series D Convertible Preferred Stock may not be redeemed.

VII. RANK

All shares of the Series D Convertible Preferred Stock shall rank (i) prior to the common stock; (ii) prior to any class or series of capital stock of the Company now outstanding or hereafter created (unless, with the consent of a majority of the holders obtained in accordance with Article IX hereof, such hereafter created class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series D Convertible Preferred Stock) (collectively, with the common stock, "Junior Securities"); and (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of a majority of the holders obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series D Convertible Preferred Stock (the "*pari passu* Securities").

VIII. **VOTING RIGHTS.** Subject to Section X below, no holder of the Series D Convertible Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action.

IX. **LIQUIDATION RIGHTS.** The Series D Convertible Preferred Stock shall not bear any liquidation rights.

X. **PROTECTION PROVISIONS** So long as any Series D Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous approval of the holders: (a) alter or change the rights, preferences or privileges of the Series D Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to adversely affect the Series D Convertible Preferred Stock; (c) increase the authorized number of shares of Series D Convertible Preferred Stock; (f) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Series D Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

XI. MISCELLANEOUS

A. Lost or Stolen Certificates. Upon receipt by the Company of (x) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Series D Convertible Preferred Stock Certificate(s), the Company shall execute and deliver new Series D Convertible Preferred

Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series D Convertible Preferred Stock. Statements of Available Shares. Upon request, the Company shall deliver to the holder a written report notifying the holder of any occurrence which prohibits the Company from issuing common stock upon any such conversion. The report shall also specify (i) the total number of shares of common stock which are reserved for issuance upon conversion of the Series D Convertible Preferred Stock as of the date of the request, and (ii) the total number of shares of common stock which may thereafter be issued by the Company upon conversion of the Series D Convertible Preferred Stock before the Company would exceed the Reserved Amount. The Company shall, within five (5) days after delivery to the Company of a written request by any holder, provide all of the information enumerated in clauses (i) – (2) of this Section XI(B) and, at the request of a holder, make public disclosure thereof.